EXHIBIT 99.1

FOR IMMEDIATE RELEASE

XO COMMUNICATIONS REACHES DEFINITIVE AGREEMENT WITH FORSTMANN LITTLE AND TELMEX
ON TERMS FOR $800 MILLION EQUITY INVESTMENT

—Investment Contingent Upon Successful Restructuring of XO Balance Sheet—

Reston, VA. (January 16, 2001) — XO Communications, Inc. (OTCBB: XOXO) said today that it has reached a definitive agreement with Forstmann Little & Co. and Télefonos de México S.A. de C.V. (TELMEX) on the terms of their previously announced intention to invest $400 million each in XO in exchange for new equity in the company.

The agreement is subject to a number of conditions, including XO successfully completing a restructuring of its existing balance sheet and receipt of regulatory approvals. The company is in discussions with the institutions that are lenders under its secured credit facility regarding modifications to that facility, and with representatives of the holders of its senior notes regarding a restructuring of that debt, all in an effort to reach terms with those creditors that satisfy the restructuring requirements contemplated by the definitive agreement with Forstmann Little and TELMEX.

XO also announced it has reached a forbearance agreement with the lenders under its secured credit facility in which the lenders have agreed, subject to certain conditions, not to exercise their remedies under the credit facility with respect to certain cross default events and to the covenant in the credit facility relating to XO’s fourth quarter minimum revenues. The agreement contemplates that the lenders’ forbearance will continue until April 15, 2002 in order to provide the company with an opportunity to reach agreement with its creditors regarding the terms of the proposed balance sheet restructuring.

About XO Communications
XO Communications is one of the nation’s fastest growing providers of broadband communications services offering a complete set of communications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications services in 63 markets throughout the United States. The Company is also one of North America’s largest holders of fixed broadband wireless spectrum, with licenses covering 95 percent of the population of the 30 largest U.S. cities.

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The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations of XO and the expectations regarding the outcome of the investment and restructuring transactions described in this release. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, risks associated with the company’s ability to reach agreement on the terms of the balance sheet restructuring transactions described in this release and to complete the transactions described in this release and those risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc.

Contact:	Todd Wolfenbarger/ Media
703-547-2011 or 703-675-3496 portable

Lisa Miles / Investor
703-547-2440